Exhibit (a)(5)(i)

CLARION PARTNERS REAL ESTATE INCOME FUND INC. (CPREIF)

ANNOUNCES RESULTS OF TENDER OFFER

New York, NY – January 22, 2020 – Clarion Partners Real Estate Income Fund Inc. (“CPREIF” or the “Fund”) announced today the results of its issuer tender offer for up to 5.0% of the Fund’s aggregate net asset value (“NAV”), or $1.07 million, at a price per share equal to the net asset value per share of each class of common stock, as of January 21, 2020, the date on which the tender offer expired.

No shares were duly tendered. The Fund intends, but is not obligated, to conduct quarterly tender offers for up to 5.0% of the aggregate NAV of its common stock then outstanding as of the applicable valuation date. Repurchases will be made at such times and on such terms as may be determined by the Fund’s Board of Directors, in its sole discretion. However, no assurance can be given that repurchases will occur or that any common stock properly tendered will be repurchased by the Fund.

Any questions about the tender offer should be directed to SS&C Technologies, Inc., the Information Agent for the tender offer, toll free at (844) 534-4627.

CPREIF is a non-diversified, closed-end management investment company that continuously offers its common stock. The fund is managed by Legg Mason Partners Fund Advisor, LLC (LMPFA), a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Clarion Partners, LLC, an affiliate of LMPFA. Western Asset Management Company, LLC, an affiliate of LMPFA and Clarion Partners, is the fund’s securities sub-adviser. Data and commentary provided in this press release are for informational purposes only. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. For more information on CPREIF, go to www.cpreif.com.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

About Clarion Partners

Clarion Partners, an SEC registered investment adviser with FCA-authorized and FINRA member affiliates, has been a leading U.S. real estate investment manager for more than 37 years. Headquartered in New York, the firm has offices in major markets throughout the U.S. and Europe. With approximately $53.6 billion in total assets under management, Clarion Partners offers a broad range of both debt and equity real estate strategies across the risk/return spectrum to its more than 350 domestic and international institutional investors. More information is available at www.clarionpartners.com.

About Western Asset Management

Western Asset Management is one of the world’s leading fixed-income managers. With a focus on long-term fundamental value investing that employs a top-down and bottom-up approach, the firm has nine offices around the globe and deep experience across the range of fixed-income sectors. Founded in 1971, Western Asset has been recognized for an approach emphasizing team management and intensive proprietary research, supported by robust risk management. To learn more about Western Asset, please visit www.westernasset.com.

About Legg Mason

Guided by a mission of Investing to Improve Lives™, Legg Mason helps investors globally achieve better financial outcomes by expanding choice across investment strategies, vehicles and investor access through independent investment managers with diverse expertise in equity, fixed income, alternative and liquidity investments. Legg Mason’s assets under management are $777 billion as of Aug. 31, 2019. To learn more, visit our website, our newsroom, or follow us on LinkedIn, Twitter, or Facebook.